CUSIP NO. 682129101                    13G                          PAGE 1 OF 10
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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 8)*

                              Omnova Solutions Inc.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    682129101

                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

---------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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CUSIP NO. 682129101                    13G                          PAGE 2 OF 10
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*******************************************************************************
1.   NAMES OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only)

     The Baupost Group, L.L.C., 04-3402144

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a)
     (b) X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Commonwealth of Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5.   WITH SOLE VOTING POWER

     0

6.   WITH SHARED VOTING POWER

     5,920,750

7.   WITH SOLE DISPOSITIVE POWER

     0

8.   WITH SHARED DISPOSITIVE POWER

     5,920,750

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,920,750

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.62%

12.  TYPE OF REPORTING PERSON *

     IA

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CUSIP NO. 682129101                    13G                          PAGE 3 OF 10
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1.   NAMES OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only)

     SAK Corporation, 04-3334541

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a)
     (b) X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Commonwealth of Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5.   WITH SOLE VOTING POWER

     0

6.   WITH SHARED VOTING POWER

     5,920,750

7.   WITH SOLE DISPOSITIVE POWER

     0

8.   WITH SHARED DISPOSITIVE POWER

     5,920,750

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,920,750

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.62%

12.  TYPE OF REPORTING PERSON *

     HC

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CUSIP NO. 682129101                    13G                          PAGE 4 OF 10
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1.   NAMES OF REPORTING PERSONS
     I.R.S. Identification Nos. of above persons (entities only)

     Seth A. Klarman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

     (a)
     (b) X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5.   WITH SOLE VOTING POWER

     0

6.   WITH SHARED VOTING POWER

     5,920,750

7.   WITH SOLE DISPOSITIVE POWER

     0

8.   WITH SHARED DISPOSITIVE POWER

     5,920,750

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,920,750

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.62%

12.  TYPE OF REPORTING PERSON *

     HC

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CUSIP NO. 682129101                    13G                          PAGE 5 OF 10
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Item 1 (a) Name of Issuer:

     Omnova Solutions Inc.

1(b) Address of Issuer's Principal Executive Offices:

     175 Ghent Road, Fairlawn, OH  44333-3300

Item 2 (a) Name of Person Filing:

(1)  The Baupost Group, L.L.C.
(2)  SAK Corporation
(3)  Seth A. Klarman

2(b) Address of Principal Business Offices or, if none, Residence:

(1)  The Baupost Group, L.L.C.
     10 St. James Avenue, Suite 1700
     Boston, Massachusetts 02116

(2)  SAK Corporation
     10 St. James Avenue, Suite 1700
     Boston, Massachusetts 02116

(3)  Seth A. Klarman
     10 St. James Avenue, Suite 1700
     Boston, Massachusetts 02116

2(c) Citizenship:

(1)  The Commonwealth of Massachusetts
(2)  The Commonwealth of Massachusetts
(3)  United States of America

2(d) Title of Class of Securities:

     Common Stock

2(e) CUSIP Number:

     682129101

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CUSIP NO. 682129101                    13G                          PAGE 6 OF 10
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Item 3 If this statement is filed pursuant to SS240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

(a) [ ]Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ]Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ]Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C.
    78c).

(d) [ ]Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [X]An investment advisor in accordance with S240.13d-1(b)(1)(ii)(E).

(f) [  ]An  employee   benefit  plan  or  endowment  fund  in  accordance   with
    S240.13d-1(b)(1)(ii)(F).

(g) [X]A  parent  holding   company  or  control   person  in  accordance   with
    S240.13d-1(b)(ii)(G).

(h) [ ]A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U. S.C. 80a-3).

(j) [ ]Group, in accordance with S240.13d-1(b)(1)(ii)(J).

Item 4 Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned: (as of December 31, 2008)

     (1)  The Baupost Group, L.L.C.: 5,920,750

     (2)  SAK Corporation: 5,920,750

     (3)  Seth A. Klarman: 5,920,750





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CUSIP NO. 682129101                    13G                          PAGE 7 OF 10
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(b) Percent of Class:

     (1)  The Baupost Group, L.L.C.: 13.62%

     (2)  SAK Corporation: 13.62%

     (3)  Seth A. Klarman: 13.62%


(c) Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

     ---0

(ii) shared power to vote or to direct the vote

     (1)  The Baupost Group, L.L.C.: 5,920,750

     (2)  SAK Corporation: 5,920,750

     (3)  Seth A. Klarman: 5,920,750

(iii)sole power to dispose or to direct the disposition of

     ---0

(iv) shared power to dispose or to direct the disposition of

     (1)  The Baupost Group, L.L.C.: 5,920,750

     (2)  SAK Corporation: 5,920,750

     (3)  Seth A. Klarman: 5,920,750

     Instruction: For computations regarding securities which represent a right to acquire an underlying security seess.240.13d-3(d)(1).

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CUSIP NO. 682129101                    13G                          PAGE 8 OF 10
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Item 5 Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

Item 6 Ownership of More than Five Percent on behalf of Another Person:

     The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

     See attached Exhibit A

Item 8 Identification and Classification of members of the Group:

     N/A

Item 9 Notice of Dissolution of Group:

     N/A

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CUSIP NO. 682129101                    13G                          PAGE 9 OF 10
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Item 10 Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2009
Date

THE BAUPOST GROUP, L.L.C.


By:  /s/ Seth A. Klarman
     Seth A. Klarman
     President

SAK CORPORATION


By:  /s/ Seth A. Klarman
     Seth A. Klarman
     President

SETH A. KLARMAN


By:  /s/ Seth A. Klarman
     Seth A. Klarman

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CUSIP NO. 682129101                    13G                         PAGE 10 OF 10
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EXHIBIT A

Item 3 & Item 7

     (1) The Baupost Group, L.L.C. IA

     (2) SAK Corporation HC

     (3) Seth A. Klarman HC

     The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships.

     Pursuant to Rule 13d-4, Seth A. Klarman and SAK Corporation declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Sections 13(d) or 13(g) the beneficial owner of any securities covered by this Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G.



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